Exhibit 99

News Release

Date: December 22, 2005	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

Mid-State Bancshares Raises Fourth Quarter 2005 Dividend by 12.5%

ARROYO GRANDE, CA – The board of directors of Mid-State Bancshares (NASDAQ: MDST) has declared a fourth quarter cash dividend of $0.18 per share, announced Chairman Carrol R. Pruett.   The amount is a 12.5% increase over the $0.16 per share paid in the third quarter 2005.  For the year 2005, the Company declared dividends of $0.66 per share, an increase of 13.8% over the $0.58 per share declared in 2004.

“Mid-State Bancshares continues to perform strongly, as interest rate increases by the Federal Reserve Board have helped improve the Bank’s net interest margin.  The board of directors is pleased to reward our shareholders with a greater return on their investment,” said Pruett.

The dividend is payable to all shareholders of record on December 31, 2005, with a payable date of January 17, 2006.  Based on the approximate 22,520,434 shares outstanding, the total amount of the dividend will be approximately $4.1 million.

The payment represents the 90th consecutive cash or stock dividend paid by Mid-State Bancshares or its subsidiary, Mid-State Bank & Trust.

Mid-State Bancshares is a $2.4 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 40 offices serving more than 100,000 households.

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act.  All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of its operation and interest rates, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company’s beliefs and expectations concerning future operating results, (v) the growth of its loan portfolio and its net interest margin and (vi) the strength of the economy in its service area.  Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct.  All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results.  The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###